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                                                                       EXHIBIT 5


                   [LETTERHEAD OF STROOCK & STROOCK & LAVAN]



June 26, 1995

AMETEK, Inc.
Station Square
Paoli, Pennsylvania  19301

Ladies and Gentlemen:

We have acted as counsel to AMETEK, Inc., a Delaware corporation ("Ametek"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the proposed issuance of up to 2,200,000 shares (the "Original Shares") of Ametek's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the 1995 Stock Incentive Plan of AMETEK, Inc. (the "Plan") and such additional shares (the "Additional Shares") as may be issued pursuant to the anti-dilution provisions of the Plan. The Original Shares and the Additional Shares are hereinafter referred to together as the "Shares."

As such counsel, we have examined originals or copies of the Certificate of Incorporation and By-Laws of Ametek, as amended to date, the Registration Statement, the Plan and originals or copies of such other corporate minutes, records, agreements and other instruments of Ametek, certificates of public officials and other documents of Ametek and have made such examinations of law, as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us by Ametek. As to various questions of fact material to such opinion, we have relied on representations, statements and certificates of officers and representatives of Ametek and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the federal laws of the United States of America and the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued under the circumstances contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of Ametek or any dealer in connection with the registration of the Shares under the securities or blue sky laws of any state or jurisdiction. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

We call to your attention that Lewis G. Cole, a member of the firm, is a director of Ametek; and that Mr. Cole and various members and associates of the firm are beneficial owners of shares of Ametek's Common Stock.

Very truly yours,



/s/ STROOCK & STROOCK & LAVAN